FORM 8-A/A

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Portal Software, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	77-0369737
(State of incorporation or organization)	(IRS Employer I.D. No.)

10200 South De Anza Boulevard, Cupertino, CA 95014

(Address of principal executive offices)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
None.	None.

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☒

Securities Act registration statement file number to which this form relates (if applicable): Not applicable.

Securities to be registered pursuant to Section 12(g) of the Act:

Rights to Purchase Series A Junior Participating Preferred Stock of the Registrant

We hereby amend our Form 8-A filed on August 26, 2002, related to the Rights Agreement (the “Rights Agreement”) dated as of August 16, 2002 between Portal Software, Inc. (the “Company”) and Computershare Trust Company, N.A., formerly Equiserve Trust Company, N.A., as Rights Agent (“Computershare”), to add the items set forth below. Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Rights Agreement, as amended.

Item 1. Description of Registrant’s Securities to be Registered.

On April 11, 2006, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Oracle Systems Corporation, a Delaware corporation (“Oracle”), and Potter Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Oracle (“Merger Sub”), pursuant to which Oracle will cause Merger Sub to commence an offer to purchase any and all the outstanding shares of common stock of the Company, including the Rights issued pursuant to the Rights Agreement (the “Offer”) and following such acquisition Merger Sub will be merged with and into the Company (the “Merger”). In connection with the Merger Agreement, the Company and Computershare entered into Amendment No. 1 to the Rights Agreement dated April 11, 2006 (the “Amendment”). The effect of the Amendment is to permit the execution of the Merger Agreement and the performance and consummation of the transactions contemplated by the Merger Agreement, including the Offer and the Merger, without triggering the separation or exercise of the Rights or any adverse event under the Rights Agreement.

The Amendment generally provides that (i) Oracle shall not be an Acquiring Person under the Rights Agreement solely by virtue of entering into the Merger Agreement and the performance of the transactions contemplated thereby, including the Merger and the Offer, and (ii) the entry into the Merger Agreement, the Merger, the Offer and the performance of the transactions contemplated thereby shall not result in the grant of rights to any Person under the Rights Agreement or enable or require the Rights to be exercised, distributed or triggered.

The Amendment is filed as Exhibit 4.2 hereto and is incorporated herein by reference. The foregoing description of the Rights Agreement and the Amendments does not purport to be complete and is qualified in its entirety by reference to such exhibits.

Item 2. Exhibits.

2.1	Certificate of Designation of Series A Junior Participating Preferred Stock of the Registrant.(1)

4.1	Rights Agreement, dated as of August 16, 2002, by and between the Registrant and Computershare Trust Company, N.A., formerly Equiserve Trust Company, N.A., which includes the form of Certificate of Designation for the Series A Junior Participating Preferred Stock as Exhibit A, the form of Rights Certificate as Exhibit B and the Summary of Rights to Purchase Series A Preferred Stock as Exhibit C.(1)

4.2	Amendment No. 1 to Agreement, dated as of April 11, 2006, by and between the Registrant and Computershare Trust Company, N.A., formerly Equiserve Trust Company, N.A.

(1)	Previously filed as an exhibit to the Registrant’s current report on Form 8-K with the Securities and Exchange Commission on August 20, 2002, and incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: April 17, 2006	PORTAL SOFTWARE, INC.

	By:	/s/ Larry Bercovich
Larry Bercovich
SVP, General Counsel & Secretary